UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2019 (October 15, 2019)

Reata Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37785	11-3651945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Gateway Drive; Suite 150

Irving, TX 75063

(Address of Principal executive offices, including zip code)

(972) 865-2219

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, Par Value $0.001 Per Share	RETA	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.Entry into a Material Definitive Agreement.

On October 15, 2019, Reata Pharmaceuticals, Inc. (the “Company”) and TC Legacy Land Venture, LLC (the “Landlord”) entered into a Lease Agreement (the “Lease”) relating to the lease by the Company of a single-tenant, build-to-suit building which will contain approximately 327,400 square feet of office and laboratory space and will be located in City of Plano, Collin County, Texas (the “Premises”).

The rental term of the Lease is currently estimated to commence in the summer of 2022, when construction of the Premises has been completed (the “Commencement Date”). Upon the Commencement Date, the Lease will have an initial term of 16 years (the “Initial Term”), with two consecutive five-year renewal periods or one ten-year renewal period, each at the Company’s option.

The initial annual base rent will be determined on the basis of the project cost, subject to a cap on initial annual base rent equal to $13,344,000 (which cap may increase under certain circumstances as more particularly set forth in the Lease). If the Company receives the approval from the Food and Drug Administration to market and sell either bardoxolone methyl for the treatment of chronic kidney disease in patients with Alport syndrome or omaveloxolone for the treatment of patients with Friedreich’s ataxia, then the base rent will be abated during the entire next lease year.  Beginning in the third lease year, the base rent will increase 1.95% per annum each year. The base rent rate for the renewal periods will be 95% of the then Market Rate (as defined in the Lease) if the Company exercises the option to extend the lease for either the first five-year period or the ten-year period. If the Company extends the Lease for the first five-year period, then the rental rate for the second five-year period will be 100% of the then Market Rate. The Company will also pay for taxes, insurance, utilities, operating expenses, assessments under private covenants, maintenance and repairs, certain capital repairs and replacements (or portions of the cost thereof), and building management fees.

The Lease may be terminated by the Landlord or the Company if the Company has not publicly announced the observation of certain statistically significant results in its CARDINAL phase 3 clinical trial and its MOXIe clinical trial on or before a certain date in 2019. Additionally, after an announcement by the Company of the observation of a statistically significant result in the CARDINAL phase 3 trial, the Landlord may terminate the Lease for any reason after reviewing the results of the CARDINAL phase 3 trial.

Pursuant to a separate Expansion Agreement between the Company and Landlord (the “Expansion Agreement”), the Company has the option for a period of 30 months after the Commencement Date to lease 75,000-300,000 square feet in an adjacent, to-be-built building (the “Additional Building”), with a base rent to be determined on the basis of the project cost, subject to conditions and terms more particularly described in the Expansion Agreement. Additionally, the Expansion Agreement provides the Company with rights of first offer and first refusal on space in certain new, multi-tenant office buildings which may be constructed by Landlord on certain property within the vicinity of the Premises on terms and conditions more specifically set forth in the Expansion Agreement.  The rights of first offer and first refusal set forth in the Expansion Agreement expire upon the earlier to occur of (a) the 10-year anniversary of the date of the Expansion Agreement or (2) the commencement of construction of the Additional Building.

The foregoing is only a summary of the material terms of the Lease and the Expansion Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Lease and the Expansion Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and are incorporated herein in their entirety.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Lease is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Lease Agreement, dated as of October 15, 2019.
10.2	Expansion Agreement, dated as of October 15, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Reata Pharmaceuticals, Inc.

Date: October 16, 2019	By:	/s/ J. Warren Huff
J. Warren Huff
Chief Executive Officer

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